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FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

INTERWEST BANCORP, INC.:

H. Glenn Mouw, Executive Vice President/Chief Financial Officer - (360) 679-4181 Don Piercy, Senior Vice President/Marketing Director - (360) 679-4181

LIBERTY BAY FINANCIAL CORPORATION:

Michael J. Clementz, President and Chief Executive Officer - (360) 598-8003


                        LIBERTY BAY FINANCIAL CORPORATION
                            AGREES TO BE ACQUIRED BY
                             INTERWEST BANCORP, INC.


OAK HARBOR, WA - SEPTEMBER 14, 1999 -- InterWest Bancorp, Inc. (InterWest) today announced the signing of a definitive agreement to acquire Liberty Bay Financial Corporation (Liberty) of Poulsbo, Washington and its subsidiary, North Sound Bank. North Sound Bank operates eight branch offices located on the Olympic Peninsula in Washington state.

Liberty had total consolidated assets of $178.7 million and shareholders' equity of $19.9 million as of June 30, 1999. For the six months ended June 30, 1999, Liberty had net income of $1.3 million, representing an 18 percent increase compared to net income of $1.1 million for the six months ended June 30, 1998. For the six months ended June 30, 1999 Liberty's return on average assets was
1.5 percent and return on average shareholders' equity was 14.1 percent.

The transaction is structured such that shareholders of Liberty will receive 11 shares of InterWest common stock for each share of Liberty common stock if the average price of InterWest common stock for a short period of time before closing is more than $21 per share. If the average price of InterWest common stock for a short period of time before closing is between $20 and $21 per share, the shareholders of Liberty will receive shares of InterWest common stock with a value of $231 for each share of Liberty common stock. At the current price of InterWest common stock of $20.25 per share, the transaction is valued at approximately $48.9 million, not including the value of outstanding stock options. The transaction value is approximately 2.5 times Liberty's book value as of June 30, 1999 and approximately 18.8 times annualized net income for the six months ended June 30, 1999.

In addition, InterWest and Liberty entered into a stock option agreement whereby Liberty granted InterWest an option to purchase 19.9 percent of Liberty common stock exercisable upon the occurrence of certain transactions.

The transaction has been approved by the Boards of Directors of both companies. It is anticipated that the merger will be completed during the first quarter of 2000, following the approval of applicable regulatory authorities and the shareholders of Liberty. Upon completion of the acquisition, it is anticipated that North Sound Bank will become a wholly owned subsidiary of

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InterWest. The transaction calls for Michael Clementz, President and Chief
Executive Officer of Liberty and North Sound Bank, to become a member of the InterWest Board of Directors. The transaction will be accounted for using the purchase method.

Since 1996, InterWest has acquired six commercial banks: Central Washington Bank, North Central Washington Bank, Pacific Northwest Bank, Pioneer National Bank, First National Bank of Port Orchard and Kittitas Valley Bank, N.A. These acquisitions added 25 new branch offices and a total of $615.3 million in commercial banking assets as measured at the respective acquisition dates. On June 11, 1999, InterWest entered into an agreement to acquire NBT Northwest Bancorp, with an office in Tukwila, Washington, which is scheduled to close early in the fourth quarter of calendar year 1999.

"This acquisition reflects our commitment to commercial banking and expansion within the state of Washington. The North Sound Bank employee team will be a great addition to our commercial banking operations," said Stephen M. Walden, InterWest's President and Chief Executive Officer. "North Sound Bank will provide increased opportunities for commercial banking growth on the Olympic Peninsula through greater efficiency and increased lending capacity. We will continue to seek out community banking partners that increase our market presence and enhance the long-term profitability and value of our company," Walden added.

"We have had excellent growth and success by delivering high quality service to small and medium sized businesses on the Olympic Peninsula. Our customers should benefit from an expanded line of services available and the convenience of an enlarged network of banking facilities throughout western and central Washington," said Michael Clementz, Liberty's President and Chief Executive Officer. "Our shareholders should benefit from the initial premium paid on the value of our company, the trading of InterWest's stock on a national exchange and the potential for further increase in that value through the partnership with InterWest and its banking subsidiaries," Clementz added.

InterWest conducts its financial service business through the 54 branch offices of its banking subsidiaries: InterWest Bank, Pacific Northwest Bank and Kittitas Valley Bank, N.A. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank.

In this document, InterWest has included certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements." InterWest has used "forward looking statements" to describe future plans and strategies including expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include: interest rate trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.


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